Exhibit 99.1
JEFFERIES GROUP, INC. AND SUBSIDIARIES
INDEX TO QUARTERLY REPORT ON FORM 10-Q
MARCH 31, 2008

		Page

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

	Consolidated Statements of Financial Condition (unaudited) — March 31, 2008 and December 31, 2007	2

	Consolidated Statements of Earnings (unaudited) — Three Months Ended March 31, 2008 and 2007	4

	Consolidated Statement of Changes in Stockholders’ Equity (unaudited) — Three Months Ended March 31, 2008 and Year Ended December 31, 2007	5

	Consolidated Statements of Cash Flows (unaudited) — Three Months Ended March 31, 2008 and 2007	6

	Notes to Consolidated Financial Statements (unaudited)	8

PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
JEFFERIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$452,831	$897,872
Cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	1,156,630	659,219
Financial instruments owned, including securities pledged to creditors of $1,200,651 and $1,087,906 in 2008 and 2007, respectively:
Corporate equity securities	2,411,426	2,266,679
Corporate debt securities	2,115,588	2,162,893
U.S. Government and agency obligations	780,800	730,921
Mortgage and asset backed securities	11,963	26,895
Loans and loan commitments	13,711	¯
Derivatives	283,838	501,502
Investments at fair value	95,332	104,199
Other	109	2,889

Total financial instruments owned	5,712,767	5,795,978
Investments in managed funds	241,304	293,523
Other investments	78,432	78,715
Securities borrowed	11,679,630	16,422,130
Securities purchased under agreements to resell	1,831,675	3,372,294
Receivable from brokers, dealers and clearing organizations	649,604	508,926
Receivable from customers	682,489	764,833
Premises and equipment	145,686	141,472
Goodwill	343,894	344,063
Other assets	696,063	514,792

Total assets	$23,671,005	$29,793,817

See accompanying unaudited notes to consolidated financial statements.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED) — CONTINUED
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS’ EQUITY
Bank loans	$17,054	$280,378
Financial instruments sold, not yet purchased:
Corporate equity securities	1,969,278	1,389,099
Corporate debt securities	1,444,802	1,407,387
U.S. Government and agency obligations	211,982	206,090
Derivatives	440,958	331,788
Other	318	314

Total financial instruments sold, not yet purchased	4,067,338	3,334,678
Securities loaned	7,696,914	7,681,464
Securities sold under agreements to repurchase	4,822,639	11,325,562
Payable to brokers, dealers and clearing organizations	1,018,411	874,028
Payable to customers	1,413,100	1,415,803
Accrued expenses and other liabilities	450,457	627,597

	19,485,913	25,539,510
Long-term debt	1,764,498	1,764,067
Mandatorily redeemable convertible preferred stock	125,000	125,000
Minority interest	565,323	603,696

Total liabilities	21,940,734	28,032,273

STOCKHOLDERS’ EQUITY
Common stock, $.0001 par value. Authorized 500,000,000 shares; issued 164,216,568 shares in 2008 and 155,375,808 shares in 2007	16	16
Additional paid-in capital	1,169,480	1,115,011
Retained earnings	954,694	1,031,764
Less:
Treasury stock, at cost, 31,454,686 shares in 2008 and 30,922,634 shares in 2007	(405,328)	(394,406)

Accumulated other comprehensive gain:
Currency translation adjustments	13,236	10,986
Additional minimum pension liability	(1,827)	(1,827)

Total accumulated other comprehensive gain	11,409	9,159

Total stockholders’ equity	1,730,271	1,761,544

Total liabilities and stockholders’ equity	$23,671,005	$29,793,817

See accompanying unaudited notes to consolidated financial statements.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share and ratio amounts)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2008	2007
Revenues:
Commissions	$113,651	$77,032
Principal transactions	54	144,449
Investment banking	99,207	170,115
Asset management fees and investment (loss) income from managed funds	(27,796)	22,485
Interest	204,891	201,162
Other	6,480	8,041

Total revenues	396,487	623,284
Interest expense	195,291	204,475

Revenues, net of interest expense	201,196	418,809

Non-interest expenses:
Compensation and benefits	259,951	227,666
Floor brokerage and clearing fees	12,948	14,582
Technology and communications	30,916	22,157
Occupancy and equipment rental	17,257	18,171
Business development	12,900	13,109
Other	20,481	19,631

Total non-interest expenses	354,453	315,316

(Loss) earnings before income taxes and minority interest	(153,257)	103,493
Income taxes	(57,892)	40,658

(Loss) earnings before minority interest	(95,365)	62,835
Minority interest in (loss) earnings of consolidated subsidiaries, net	(34,828)	576

Net (loss) earnings	$(60,537)	$62,259

(Loss) earnings per share:
Basic	$(0.43)	$0.44
Diluted	$(0.43)	$0.42

Weighted average shares:
Basic	141,784	140,897
Diluted	141,784	152,058
Fixed charge coverage ratio (1)	— X	5.0X

(1)	Earnings in the quarter ended March 31, 2008 were insufficient to cover fixed charges by approximately $119.9 million.
See accompanying unaudited notes to consolidated financial statements.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (Unaudited)
(Dollars in thousands, except per share amounts)

	Three months
	ended	Year ended
	March 31, 2008	December 31, 2007

Common stock, par value $0.0001 per share
Balance, beginning of year	$16	$14
Issued / stock dividend	—	2

Balance, end of year	16	16

Additional paid in capital
Balance, beginning of year	1,115,011	876,393
Benefit plan share activity (1)	7,391	38,053
Share-based amortization expense	43,015	144,382
Proceeds from exercise of stock options	120	5,233
Acquisitions and contingent consideration	1,566	9,240
Tax benefits for issuance of stock-based awards	2,377	41,710

Balance, end of year	1,169,480	1,115,011

Retained earnings
Balance, beginning of year	1,031,764	952,263
Cumulative effect of adjustment from adoption of FIN 48	—	(410)
Net (loss) earnings	(60,537)	144,665
Dividends	(16,533)	(64,754)

Balance, end of year	954,694	1,031,764

Treasury stock, at cost
Balance, beginning of year	(394,406)	(254,437)
Purchases	(6,326)	(147,809)
Returns / forfeitures	(4,596)	(7,785)
Issued	—	15,625

Balance, end of year	(405,328)	(394,406)

Accumulated other comprehensive income (loss)
Balance, beginning of year	9,159	6,854
Currency adjustment, net of tax	2,250	1,222
Pension adjustment, net of tax	—	1,083

Balance, end of year	11,409	9,159

Total stockholders’ equity	$1,730,271	$1,761,544

Comprehensive income
Net (loss) earnings	$(60,537)	$144,665
Other comprehensive income, net of tax	2,250	2,305

Total comprehensive income	$(58,287)	$146,970

(1)	Includes grants related to the Incentive Plan, Deferred Compensation Plan and Director Plan.
See accompanying unaudited notes to consolidated financial statements.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Cash flows from operating activities:
Net (loss)/ earnings	$(60,537)	$62,259

Adjustments to reconcile net (loss)/ earnings to net cash used in operating activities:
Depreciation and amortization	13,844	5,693
Accruals related to various benefit plans, stock issuances, net of forfeitures	45,974	42,804
Increase in cash and securities segregated and on deposit for regulatory purposes or deposited with clearing and depository organizations	(497,216)	(184,458)
Minority interest	(34,828)	576
Decrease (increase) in receivables:
Securities borrowed	4,743,141	(5,241,270)
Brokers, dealers and clearing organizations	(139,992)	(468,817)
Customers	82,009	136,652
Decrease (increase) in financial instruments owned	83,887	(2,234,120)
Decrease (increase) in other investments	282	(9,190)
Decrease (increase) in investments in managed funds	52,219	(58,496)
Decrease (increase) in securities purchased under agreements to resell	1,540,619	(31,036)
Increase in other assets	(180,334)	(58,156)
Increase (decrease) in payables:
Securities loaned	15,450	3,281,950
Brokers, dealers and clearing organizations	143,946	313,719
Customers	(2,701)	207,233
Increase in financial instruments sold, not yet purchased	732,660	1,339,392
(Decrease) increase in securities sold under agreements to repurchase	(6,502,923)	2,596,151
Decrease in accrued expenses and other liabilities	(145,728)	(196,884)

Net cash used in operating activities	(110,228)	(495,998)

Cash flows from investing activities:
Cash paid for contingent consideration	(30,329)	(14,567)
Purchase of premises and equipment	(17,579)	(14,236)

Net cash used in investing activities	(47,908)	(28,803)

Continued on next page.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Cash flows from financing activities
Tax benefit from the issuance of stock based awards	2,377	30,896
Net (payments on) proceeds from:
Bank loans	(263,375)	231,927
Minority interest holders of consolidated subsidiaries related to high yield secondary market trading	(3,304)	—
Minority interest holders of consolidated subsidiaries related to asset management activities	(241)	(5,060)
Repurchase of treasury stock	(6,326)	(16,657)
Dividends	(16,533)	(16,206)
Exercise of stock options, not including tax benefits	120	1,720

Net cash (used in) provided by financing activities	(287,282)	226,620

Effect of foreign currency translation on cash and cash equivalents	377	1,717

Net decrease in cash and cash equivalents	(445,041)	(296,464)

Cash and cash equivalents — beginning of period	897,872	513,041

Cash and cash equivalents — end of period	$452,831	$216,577

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest	$218,510	$212,192
Income taxes	$(19,702)	$7,104
See accompanying unaudited notes to consolidated financial statements.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

JEFFERIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
Note 1. Organization and Summary of Significant Accounting Policies
Organization
The accompanying unaudited consolidated financial statements include the accounts of Jefferies Group, Inc. and all its subsidiaries (together, “we” or “us”), including Jefferies & Company, Inc. (“Jefferies”), Jefferies Execution Services, Inc., (“Jefferies Execution”), Jefferies International Limited, Jefferies Asset Management, LLC, Jefferies Financial Products, LLC and all other entities in which we have a controlling financial interest or are the “primary beneficiary,” including Jefferies High Yield Holdings, LLC (“JHYH”), Jefferies Special Opportunities Partners, LLC (“JSOP”) and Jefferies Employees Special Opportunities Partners, LLC (“JESOP”). The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the U.S. for complete financial statements. All adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. These unaudited consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2007.
Reclassifications
Starting in the third quarter of 2007, we include investments and investments in managed funds as a component of cash flows from operating activities rather than cash flows from investing activities and accordingly have reclassed the prior period to be consistent with the current presentation. We believe that a change in classification of a cash flow item represents a reclassification of information and not a change in accounting principle. The amounts involved are immaterial to the Consolidated Financial Statements taken as a whole. In addition, the change only affects the presentation within the Consolidated Statements of Cash Flows and does not impact the Consolidated Statements of Financial Condition or the Consolidated Statements of Earnings, debt balances or compliance with debt covenants.
Certain other reclassifications have been made to previously reported balances to conform to the current presentation.
Summary of Significant Accounting Policies
Principles of Consolidation
Our policy is to consolidate all entities in which we own more than 50% of the outstanding voting stock and have control. In addition, in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”), as revised, we consolidate entities which lack characteristics of an operating entity or business for which we are the primary beneficiary. Under FIN 46(R), the primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, direct or implied. In situations where we have significant influence but not control of an entity that does not qualify as a variable interest entity, we apply the equity method of accounting or fair value accounting. We also have formed nonconsolidated investment vehicles with third-party investors that are typically organized as limited partnerships. We act as general partner for these investment vehicles and have generally provided the third-party investors with termination or “kick-out” rights as defined by Emerging Issues Task Force (“EITF”) EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.
All material intercompany accounts and transactions are eliminated in consolidation.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
Revenue Recognition
Commissions. All customer securities transactions are reported on the Consolidated Statements of Financial Condition on a settlement date basis with related income reported on a trade-date basis. Under clearing agreements, we clear trades for unaffiliated correspondent brokers and retain a portion of commissions as a fee for our services. Correspondent clearing revenues are included in Other revenue. We permit institutional customers to allocate a portion of their gross commissions to pay for research products and other services provided by third parties. The amounts allocated for those purposes are commonly referred to as soft dollar arrangements. Soft dollar expenses amounted to $9.6 million and $7.7 million for the period ended March 31, 2008 and 2007, respectively. We are accounting for the cost of these arrangements on an accrual basis. Our accounting for commission revenues includes the guidance contained in Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenues Gross versus Net, because we are not the primary obligor of such arrangements, and accordingly, expenses relating to soft dollars are netted against the commission revenues.
Principal Transactions. Financial instruments owned, securities pledged and financial instruments sold, but not yet purchased (all of which are recorded on a trade-date basis) are carried at fair value with unrealized gains and losses reflected in principal transactions in the Consolidated Statements of Earnings on a trade date basis, except for unrealized gains and losses on financial instruments held by consolidated asset management entities, which are presented in asset management fees and investment (loss) income from managed funds.
Investment Banking. Underwriting revenues and fees from mergers and acquisitions, restructuring and other investment banking advisory assignments are recorded when the services related to the underlying transaction are completed under the terms of the assignment or engagement. Expenses associated with such transactions are deferred until reimbursed by the client, the related revenue is recognized or the engagement is otherwise concluded. Expenses are recorded net of client reimbursements. Revenues are presented net of related unreimbursed expenses. Unreimbursed expenses with no related revenues are included in business development in the Consolidated Statements of Earnings. Reimbursed expenses totaled approximately $3.3 million and $2.2 million for the period ended March 31, 2008 and 2007, respectively.
Asset Management Fees and Investment (loss) Income From Managed Funds. Asset management fees and investment (loss) income from managed funds include revenues we receive from management, administrative and performance fees from funds managed by us, revenues from management and performance fees we receive from third-party managed funds and investment (loss) income from our investments in these funds. We receive fees in connection with management and investment advisory services performed for various funds and managed accounts. These fees are based on the value of assets under management and may include performance fees based upon the performance of the funds. Management and administrative fees are generally recognized over the period that the related service is provided based upon the beginning or ending net asset value of the relevant period. Generally, performance fees are earned when the return on assets under management exceeds certain benchmark returns, “high-water marks” or other performance targets. Performance fees are accrued on a monthly basis and are not subject to adjustment once the measurement period ends (annually) and performance fees have been realized.
Interest Revenue and Expense. We recognize contractual interest on financial instruments owned and financial instruments sold, but not yet purchased, on an accrual basis as a component of interest revenue and expense. Interest flows on derivative trading transactions and dividends are included as part of the fair valuation of these contracts in principal transactions in the Consolidated Statements of Earnings and are not recognized as a component of interest revenue or expense. We account for our short-term, long-term borrowings and our mandatorily redeemable convertible preferred stock on an accrual basis with related interest recorded as interest expense. In addition, we recognize interest revenue related to our securities borrowed and securities purchased under agreements to resell activities and interest expense related to our securities loaned and securities sold under agreements to repurchase activities.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
Cash Equivalents
Cash equivalents include highly liquid investments not held for resale with original maturities of three months or less.
Cash and Securities Segregated and on Deposit for Regulatory Purposes or Deposited With Clearing and Depository Organizations
In accordance with Rule 15c3-3 of the Securities Exchange Act of 1934, Jefferies & Company, Inc., as a broker-dealer carrying client accounts, is subject to requirements related to maintaining cash or qualified securities in a segregated reserve account for the exclusive benefit of its clients. In addition, certain financial instruments used for initial and variation margin purposes with clearing and depository organizations are recorded in this caption.
Foreign Currency Translation
Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the end of a period. Revenues and expenses are translated at average exchange rates during the period. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, if any, are included in other comprehensive income. Gains or losses resulting from foreign currency transactions are included in principal transactions in the Consolidated Statements of Earnings.
Financial Instruments Owned and Financial Instruments Sold, not yet Purchased and Fair Value
Financial instruments owned and financial instruments sold, not yet purchased are recorded at fair value, either through the fair value option election or as required by other accounting pronouncements. These instruments primarily represent our trading activities and include both cash and derivative products. Realized and unrealized gains or losses are generally recognized in principal transactions in our Consolidated Statements of Earnings. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).
Fair Value Hierarchy
We adopted FASB 157, Fair Value Measurements (“FASB 157”), as of the beginning of 2007. FASB 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and enhances disclosure requirements for fair value measurements. FASB 157 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs reflect our assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the transparency of inputs as follows:
Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments include cash instruments for which quoted prices are available but traded less frequently, derivative instruments whose fair value have been derived using a model where inputs to the model are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
Level 3:	Instruments that have little to no pricing observability as of the reported date. These financial instruments do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.
Valuation Process for Financial Instruments
Financial instruments are valued at quoted market prices, if available. For financial instruments that do not have readily determinable fair values through quoted market prices, the determination of fair value is based upon consideration of available information, including types of financial instruments, current financial information, restrictions on dispositions, fair values of underlying financial instruments and quotations for similar instruments. Certain financial instruments have bid and ask prices that can be observed in the marketplace. For financial instruments whose inputs are based on bid-ask prices, mid-market pricing is applied and adjusted to the point within the bid-ask range that meets our best estimate of fair value.
The valuation process for financial instruments may include the use of valuation models and other techniques. Adjustments to valuations derived from valuations models may be made when, in management’s judgment, either the size of the position in the financial instrument in a nonactive market or other features of the financial instrument such as its complexity, or the market in which the financial instrument is traded (such as counterparty, credit, concentration or liquidity) require that an adjustment be made to the value derived from the models. An adjustment may be made if a financial instrument is subject to sales restrictions that would result in a price less than the quoted market price. Adjustments from the price derived from a valuation model reflects management’s judgment that other participants in the market for the financial instrument being measured at fair value would also consider in valuing that same financial instrument and are adjusted for assumptions about risk uncertainties and market conditions. Results from valuation models and valuation techniques in one period may not be indicative of future period fair value measurements.
Cash products — Where quoted prices are available in an active market, cash products are classified in Level 1 of the fair value hierarchy and valued based on the quoted price. Level 1 cash products are highly liquid instruments and include listed equity and money market securities and G-7 government and agency securities. If quoted market prices are not available for the specific security then fair values are estimated by using pricing models, quotes prices of cash products with similar characteristics or discounted cash flow models. Examples of cash products classified within Level 2 of the fair value hierarchy are corporate, convertible and municipal bonds. If there is limited transaction activity or less transparency to observe market-based inputs to valuation models, cash products presented at fair value are classified in Level 3 of the fair value hierarchy. Fair values of cash products classified in Level 3 are generally based on an assessment of each underlying investment, cash flow models, market data of any recent comparable company transactions and trading multiples of companies considered comparable to the instrument being valued and incorporate assumptions regarding market outlook, among other factors. Cash products in this category include illiquid equity securities, equity interests in private companies, commercial loans and loan commitments, private equity and hedge fund investments and distressed debt instruments as little external price information is currently available for these products. For distressed debt instruments, commercial loans and loan commitments, loss assumptions must be made based on default scenarios and analysis and market liquidity.
Derivative products — Exchange-traded derivatives are valued using quoted market prices and are classified within Level 1 of the fair value hierarchy. Over-the-counter (“OTC”) derivative products are generally valued using models, whose inputs reflect assumptions that we believe market participants would use in valuing the derivative in a current period transaction. Inputs to valuation models are appropriately calibrated to market data, including but not limited to yield curves, interest rates, volatilities, equity, debt and commodity prices and credit curves. Fair value can be modeled using a series of techniques, including the Black-Scholes option pricing model and simulation models. For certain OTC derivative contracts, inputs to valuation models do not involve a high degree of subjectivity as the valuation model inputs are readily observable or can be derived from actively quoted markets. OTC derivative contracts thus classified in Level 2 include certain credit default swaps, commodity swaps and debt and equity option

JEFFERIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
contracts. Derivative products that are valued based on models with significant unobservable market inputs are classified within Level 3 of the fair value hierarchy. Level 3 derivative products include equity warrant and option contracts where the volatility of the underlying equity securities are not observable due to the terms of the contracts and correlation sensitivity to market indices is not transparent for the term of the derivatives.
Investments in Managed Funds
Investments in managed funds includes our investments in funds managed by us and our investments in third-party managed funds in which we are entitled to a portion of the management and/or performance fees. Investments in nonconsolidated managed funds are accounted for on the equity method. Gains or losses on our investments in managed funds are included in asset management fees and investment (loss) income from managed funds in the Consolidated Statements of Earnings.
Other Investments
Other investments includes investments entered into where we exercise significant influence over operating and capital decisions in private equity and other operating entities in connection with our capital market activities. Other investments are accounted for on the equity method.
Receivable from and Payable to Customers
Receivable from and payable to customers includes amounts receivable and payable on cash and margin transactions. Securities owned by customers and held as collateral for these receivables are not reflected in the accompanying consolidated financial statements. Receivable from officers and directors represents balances arising from their individual security transactions. These transactions are subject to the same regulations as customer transactions and are provided on substantially the same terms.
Securities Borrowed and Securities Loaned
Securities borrowed and securities loaned are carried at cost. In connection with both trading and brokerage activities, we borrow securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date, and lend securities to other brokers and dealers for similar purposes. We have an active securities borrowed and lending matched book business in which we borrow securities from one party and lend them to another party. When we borrow securities, we generally provide cash to the lender as collateral, which is reflected in our Consolidated Statements of Financial Condition as securities borrowed. We earn interest revenues on this cash collateral. Similarly, when we lend securities to another party, that party provides cash to us as collateral, which is reflected in our Consolidated Statements of Financial Condition as securities loaned. We pay interest expense on the cash collateral received from the party borrowing the securities. A substantial portion of our interest revenues and interest expenses results from this matched book activity. The initial collateral advanced or received approximates or is greater than, the fair value of the securities borrowed or loaned. We monitor the fair value of the securities borrowed and loaned on a daily basis and request additional collateral or return excess collateral, as appropriate.
Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

JEFFERIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
Securities purchased under agreements to resell and securities sold under agreements to repurchase (collectively “repos”) are accounted for as collateralized financing transactions and are recorded at their contracted repurchase amount. We earn net interest revenues from this activity which is reflected in our Consolidated Statements of Earnings.
We monitor the fair value of the repos daily versus the related receivable or payable balances. Should the fair value of the repos decline or increase, additional collateral is requested or excess collateral is returned, as appropriate.
We carry repos on a net basis when permitted under the provisions of FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements (“FIN 41”).
Premises and Equipment
Premises and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets (generally three to ten years). Leasehold improvements are amortized using the straight-line method over the term of the related leases or the estimated useful lives of the assets, whichever is shorter.
Goodwill
At least annually, we assess whether goodwill has been impaired by comparing the estimated fair value, calculated based on earnings and book value multiples, of each business segment with its estimated net book value, by estimating the amount of stockholders’ equity required to support each business segment. Periodically estimating the fair value of a reporting unit requires significant judgment and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant effect on whether or not an impairment charge is recorded and the magnitude of such a charge. We completed our last impairment test on goodwill as of September 30, 2007, and no impairment was identified.
Income Taxes
We file a consolidated U.S. Federal income tax return, which includes all of our qualifying subsidiaries. We also are subject to income tax in various states and municipalities and those foreign jurisdictions in which we operate. Amounts provided for income taxes are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income taxes are provided for temporary differences in reporting certain items, principally, amortization of stock-based compensation, deferred compensation, unrealized gains and losses on investments, and tax amortization on intangible assets. The realization of deferred tax assets is assessed and a valuation allowance is recorded to the extent that it is more likely than not that any portion of the deferred tax asset will not be realized. Tax credits are recorded as a reduction of income taxes when realized.

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We adopted EITF Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”), as of January 1, 2008. EITF 06-11 requires that the tax benefit related to dividends and dividend equivalents paid on nonvested share based payment awards and outstanding equity options should be recognized as an increase to additional paid in capital. Prior to EITF 06-11, such income tax benefit was recognized as a reduction of income tax expense. As a result of the adoption of EITF 06-11, additional paid in capital was increased by $0.5 million during the three months ended March 31, 2008 for the income tax benefit realized on dividends paid. These amounts are included in tax benefits for issuance of stock-based awards on the Consolidated Statement of Changes in Stockholders’ Equity.
Legal Reserves
We recognize a liability for a contingency when it is probable that a liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount of such loss, and if such amount is not determinable, then we accrue the minimum of the range of probable loss.
We record reserves related to legal proceedings in accrued expenses and other liabilities. Such reserves are established and maintained in accordance with FASB 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss an Interpretation of FASB Statement No. 5. The determination of these reserve amounts requires significant judgment on the part of management. Our management considers many factors including, but not limited to: the amount of the claim; the basis and validity of the claim; previous results in similar cases; and legal precedents and case law. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management.
Stock Based Compensation
Under FASB 123, Accounting for Stock-Based Compensation, we defined the service period (over which compensation cost should be recognized) to generally include the year prior to the grant and the subsequent vesting period. With the adoption of FASB 123R, Share-Based Payment (“FASB 123R), on January 1, 2006, the timing of expense recognition for non-retirement eligible employees changed to recognize compensation cost over the period from the service inception date, which is the grant date, through the date the employee is no longer required to provide service to earn the award.
In addition, with the adoption of FASB 123R on January 1, 2006, the awards granted to retirement eligible employees where the award does not contain future service requirements must be either expensed on the date of grant or, in certain circumstances, may be accrued in the periods prior to the grant date. Subsequent to the adoption of FASB 123R, we made certain changes to the terms of certain new grants which effectively eliminated accelerated expense recognition upon retirement and/or increased the retirement eligibility age and years of service from those generally provided for in prior grants. During the fourth quarter of 2007, we undertook a comprehensive review of the retirement eligibility requirements of certain share-based awards, examining the impact to both us and our employees. Upon completion of this review during the fourth quarter of 2007, we determined that future share-based grants should contain more stringent provisions that include increased length of service requirements for certain senior level employees to be eligible to retire and retain the award. As a result of changes made to these share based awards in 2008, we accrue compensation expense related to retirement eligible employees on the grant date.

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Earnings per Common Share
Basic earnings per share of common stock are computed by dividing net earnings by the average number of shares outstanding and certain other shares committed to be, but not yet issued. Basic earnings per share include restricted stock and restricted stock units (“RSUs”) for which no future service is required. Diluted earnings per share of common stock are computed by dividing net earnings plus dividends on dilutive mandatorily redeemable convertible preferred stock divided by the average number of shares outstanding of common stock and all dilutive common stock equivalents outstanding during the period. Diluted earnings per share include the dilutive effects of restricted stock and RSUs for which future service is required.
Accounting and Regulatory Developments
FSP FIN 39-1. In April 2007, the FASB issued a Staff Position (“FSP”) FIN 39-1, Amendment of FASB Interpretation No. 39 (“FSP FIN 39-1”). FSP FIN 39-1 defines “right of setoff” and specifies what conditions must be met for a derivative contract to qualify for this right of setoff. It also addresses the applicability of a right of setoff to derivative instruments and clarifies the circumstances in which it is appropriate to offset amounts recognized for those instruments in the statement of financial position. In addition, FSP FIN 39-1 permits offsetting of fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement and fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments. These provisions were consistent with our current accounting practice. This interpretation is effective for fiscal years beginning after November 15, 2007, with early application permitted. The adoption of FSP FIN 39-1 on January 1, 2008 did not have an impact on our Consolidated Financial Statements.
SOP No. 07-1 and FSP FIN No. 46R-7. In June 2007, the American Institute of Certified Public Accountants issued Statement of Position No. 07-1, Clarification of the Scope of the Audit and Accounting Guide ‘Audits of Investment Companies’ and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). SOP 07-1 clarifies the scope of when an entity may apply the provisions of the AICPA Audit and Accounting Guide Investment Companies (“the Guide”). SOP 07-1 also provides guidance for determining whether the specialized industry accounting principles of the Guide should be retained in the financial statements of a parent company of an investment company or an equity method investor in an investment company, and includes certain disclosure requirements. In May 2007, the FASB issued FSP FIN No. 46R-7, Application of FIN 46R to Investment Companies (“FSP FIN 46R-7”). FSP FIN 46R-7 amends FIN 46R to make permanent the temporary deferral of the application of FIN 46R to entities within the scope of the revised Guide under SOP 07-1. FSP FIN 46R-7 is effective upon the adoption of SOP 07-1. In November, the FASB issued a proposed FSP SOP No. 07-1-a, The Effective Date of AICPA Statement of Position 07-1, which proposes to indefinitely defer the effective date for SOP 07-1 and, consequently, FSP FIN 46R-7. We are currently evaluating the potential impact of adopting SOP 07-1 and FSP FIN 46R-7 in light of the proposed FSP SOP No. 07-1-a.
FASB 141R. In December 2007, the FASB issued FASB 141 (revised 2007), Business Combinations (“FASB 141R”). Under FASB 141R, an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies and contingent consideration measured at their fair value at the acquisition date for any business combination consummated after the effective date. It further requires that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, we will adopt FASB 141R effective January 1, 2009.
FASB 160. In December 2007, the FASB issued FASB 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“FASB 160”). FASB 160 requires an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the Consolidated Financial Statements within the equity section but separate from the entity’s equity. It also requires the amount of consolidated

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net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, we will adopt FASB 160 effective January 1, 2009. We are currently evaluating the impact of FASB 160 on our consolidated financial statements.
FSP FAS 140-3. In February 2008, the FASB issued FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP FAS 140-3”). FSP FAS 140-3 requires an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously or in contemplation of the initial transfer to be evaluated as a linked transaction under FASB 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“FASB No. 140”) unless certain criteria are met. FSP FAS 140-3 is effective for fiscal years beginning after November 15, 2008. FSP FAS 140-3 is to be applied prospectively for new transactions entered into after the adoption date. We are currently evaluating the impact of FSP FAS 140-3 on our consolidated financial statements.
FASB 161. In March 2008, the FASB issued FASB 161, Disclosures about Derivative Instruments and Hedging Activities (“FASB 161”). FASB 161 amends and expands the disclosure requirements of FASB 133, Accounting for Derivative Instruments and Hedging Activities, and requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts and disclosures about credit-risk-related contingent features in derivative agreements. FASB 161 is effective for the fiscal years and interim periods beginning after November 15, 2008. Accordingly, we will adopt FASB 161 effective January 1, 2009.
Use of Estimates
Our management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with U.S. generally accepted accounting principles. The most important of these estimates and assumptions relate to fair value measurements and compensation and benefits. Although these and other estimates and assumptions are based on the best available information, actual results could be materially different from these estimates.

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Note 2. Asset Management Fees and Investment Income (Loss) From Managed Funds
Period end assets under management by predominant asset strategy were as follows (in millions of dollars):

	March 31,	March 31,
	2008	2007
Assets under management:
Fixed Income (1)	$1,663	$1,838
Equities	239	388
Convertibles	2,746	2,715
Real assets	2	—

	4,650	4,941

Assets under management by third parties (2):
Equities, Convertibles and Fixed Income	—	291
Private Equity	600	600

	600	891

Total	$5,250	$5,832

(1)	With the reorganization of our high yield secondary market trading activities, we no longer include high yield assets as assets under management as of April 2, 2007. Prior period amounts include $353 million in assets under management from our high yield funds.

(2)	Third party managed funds in which we have a 50% or less interest in the entities that manage these assets or otherwise receive a portion of the management fees.
The following summarizes revenues from asset management fees and investment (loss) income from managed funds relating to funds managed by us and funds managed by third parties for the three-month period ended March 31, 2008 and 2007 (in thousands of dollars):

	Three Months Ended
	Mar. 31,	Mar. 31,
	2008	2007
Asset management fees:
Fixed Income (1)	$2,591	$4,440
Equities	552	2,180
Convertibles	3,142	2,831

	6,285	9,451
Investment income (loss) from managed funds (1)	(34,081)	13,034

Total	$(27,796)	$22,485

(1)	With the reorganization of our high yield secondary market trading activities, we no longer record asset management fees and investment income from managed funds related to these activities as of April 2, 2007. For the three-month period ending March 31, 2007 asset management fees and investment income from managed funds related to our high yield funds amounted to $1.7 million and $2.3 million, respectively.

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The following tables detail our average investment in managed funds, investment (loss) income from managed funds, investment (loss) income from managed funds — minority interest portion and net investment (loss) income from managed funds relating to funds managed by us and funds managed by third parties for the three months ended March 31, 2008 and 2007 (in millions of dollars):
Three Months Ended March 31, 2008

			Investment (Loss)
		Investment (Loss)	Income from Managed	Net Investment
	Average	Income from Managed	Funds — Minority	(Loss) Income from
	Investment (2)	Funds	Interest Portion	Managed Funds

Fixed Income (1)	$166.8	$(23.8)	$—	$(23.8)
Equities	206.3	(9.1)	(0.8)	(8.3)
Convertibles	34.4	(1.9)	—	(1.9)
Real Assets	7.9	0.7	—	0.7

Total	$415.4	$(34.1)	$(0.8)	$(33.3)

(1)	Excludes high yield secondary market trading activities.

(2)	Includes our average investment in consolidated asset management entities of $117.8 million for which we are not recognizing asset management fees. Because these entities are consolidated, the financial instruments are reflected in financial instruments owned or financial instruments sold, not yet purchased, in our consolidated financial statements.
Three Months Ended March 31, 2007

			Investment Income
			from Managed Funds —	Net Investment
	Average	Investment Income	Minority	Income from Managed
	Investment (3)	from Managed Funds	Interest Portion	Funds

Fixed Income	$274.7	$7.4	$0.4	$7.0
Equities	161.7	5.1	0.1	5.0
Convertibles	33.5	0.5	—	0.5

Total	$469.9	$13.0	$0.5	$12.5

(3)	Includes our average investment in consolidated asset management entities of $91.4 million for which we are not recognizing asset management fees. Because these entities are consolidated, the financial instruments are reflected in financial instruments owned or financial instruments sold, not yet purchased, in our consolidated financial statements.

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Note 3. Cash, Cash Equivalents and Short-Term Investments
We generally invest our excess cash in money market funds and other short-term investments. Cash equivalents include highly liquid investments not held for resale with original maturities of three months or less. The following are financial instruments that are cash and cash equivalents or are deemed by our management to be generally readily convertible into cash as of March 31, 2008 and December 31, 2007 (in thousands of dollars):

	March 31, 2008	December 31, 2007

Cash and cash equivalents:
Cash in banks	$98,336	$248,174
Money market investments	354,495	649,698

Total cash and cash equivalents	452,831	897,872
Cash and securities segregated (1)	1,156,630	659,219

	$1,609,461	$1,557,091

(1)	Consists of deposits at exchanges and clearing organizations, as well as deposits in accordance with Rule 15c3-3 of the Securities Exchange Act of 1934, which subjects Jefferies, as a broker dealer carrying client accounts, to requirements related to maintaining cash or qualified securities in a segregated reserve account for the exclusive benefit of its clients.
Note 4. Financial Instruments
The following is a summary of the fair value of major categories of financial instruments owned and financial instruments sold, not yet purchased, as of March 31, 2008 and December 31, 2007 (in thousands of dollars):

	March 31, 2008		December 31, 2007
		Financial		Financial
		Instruments		Instruments
	Financial	Sold,	Financial	Sold,
	Instruments	Not Yet	Instruments	Not Yet
	Owned	Purchased	Owned	Purchased

Corporate equity securities	$2,411,426	$1,969,278	$2,266,679	$1,389,099
Corporate debt securities	2,115,588	1,444,802	2,162,893	1,407,387
U.S. Government and agency obligations	780,800	211,982	730,921	206,090
Mortgage and asset backed securities	11,963	—	26,895	—
Loans and loan commitments	13,711	—	—	—
Derivatives	283,838	440,958	501,502	331,788
Investments at fair value	95,332	—	104,199	—
Other	109	318	2,889	314

	$5,712,767	$4,067,338	$5,795,978	$3,334,678

We elected to apply the fair value option on loans and loan commitments made in connection with our investment banking activities (“loans and loan commitments”) and certain investments held by subsidiaries that are not registered broker-dealers as defined in the AICPA Audit and Accounting Guide, Brokers and Dealers in Securities. Loans and loan commitments and investments at fair value are included in financial instruments owned on the Consolidated Statement of Financial Condition. The fair value option was elected for loans and loan commitments and investments held by subsidiaries that are not registered broker-dealers because they are risk managed by us on a fair value basis.

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Financial instruments owned includes securities pledged to creditors. The following is a summary of the fair value of major categories of securities pledged to creditors as of March 31, 2008 and December 31, 2007 (in thousands of dollars):

	March 31, 2008	December 31, 2007

Corporate equity securities	$1,093,383	$985,783
Corporate debt securities	107,268	102,123

	$1,200,651	$1,087,906

At March 31, 2008 and December 31, 2007, the approximate fair value of collateral received by us that may be sold or repledged by us was $13.4 billion and $19.8 billion, respectively. This collateral was received in connection with resale agreements and securities borrowings. At March 31, 2008 and December 31, 2007, a substantial portion of this collateral received by us had been sold or repledged.
The following is a summary of our financial assets and liabilities that are accounted for at fair value as of March 31, 2008 and December 31, 2007 by level within the fair value hierarchy (in thousands of dollars):

	As of March 31, 2008
				Counterparty and
				Cash Collateral
	Level 1	Level 2	Level 3	Netting	Total

Assets:
Financial instruments owned:
Securities	$2,257,231	$2,787,410	$275,245	$—	$5,319,886
Loans and loan commitments (1)	—	—	13,711	—	13,711
Derivative instruments	538,385	434,919	—	(689,466)	283,838
Investments at fair value	—	—	95,332	—	95,332

Total financial instruments owned	2,795,616	3,222,329	384,288	(689,466)	5,712,767
Level 3 assets for which the firm does not bear economic exposure (2)			(115,278)

Level 3 assets for which the firm bears economic exposure			269,010

Liabilities:
Financial instruments sold, not yet purchased:
Securities	2,024,990	1,594,807	6,583	—	3,626,380
Derivative instruments	752,731	676,767	23,257	(1,011,797)	440,958

Total financial instruments sold, not yet purchased	2,777,721	2,271,574	29,840	(1,011,797)	4,067,338

(1)	No gains or losses were recorded for loans and loan commitments during the three months ended March 31, 2008.

(2)	Consists of level 3 assets which are attributable to minority investors or attributable to employee interests in certain consolidated funds.

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	As of December 31, 2007
				Counterparty and
				Cash Collateral
	Level 1	Level 2	Level 3	Netting	Total
Assets:
Financial instruments owned:
Securities	$2,122,640	$2,819,240	$248,397	$—	$5,190,277
Derivative instruments	763,529	118,905	—	(380,932)	501,502
Investments at fair value	—	—	104,199	—	104,199

Total financial instruments owned	2,886,169	2,938,145	352,596	(380,932)	5,795,978
Level 3 assets for which the firm does not bear economic exposure (1)			(106,106)

Level 3 assets for which the firm bears economic exposure			246,490

Liabilities:
Financial instruments sold, not yet purchased:
Securities	1,425,789	1,568,398	8,703	—	3,002,890
Derivative instruments	532,895	642,507	12,929	(856,543)	331,788

Total financial instruments sold, not yet purchased	1,958,684	2,210,905	21,632	(856,543)	3,334,678

(1)	Consists of level 3 assets which are attributable to minority investors or attributable to employee interests in certain consolidated funds.
The following is a summary of changes in fair value of our financial assets and liabilities that have been classified as Level 3 for the three months ended March 31, 2008 and 2007 (in thousands of dollars):

	Three Months Ended March 31, 2008
	Non-derivative	Non-derivative	Derivative
	instruments —	instruments —	instruments —
	Assets	Liabilities	Liabilities	Investments

Balance, December 31, 2007	$248,397	$(8,703)	$(12,929)	$104,199
Total gains/ (losses) (realized and unrealized) (1)	(21,554)	—	304	(5,539)
Purchases, sales, settlements, and issuances	21,418	2,120	11,726	(3,328)
Net transfers in and/or (out) of Level 3	40,695	—	(22,358)	—

Balance, March 31, 2008	$288,956	$(6,583)	$(23,257)	$95,332

Change in unrealized gains/ (losses) relating to instruments still held at March 31, 2008 (1)	$(11,391)	$—	$938	$(5,539)

(1)	Realized and unrealized gains/ (losses) are reported in principal transactions in the Consolidated Statements of Earnings.

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	Three Months Ended March 31, 2007
	Non-derivative
	instruments —
	Assets	Investments

Balance, December 31, 2006	$205,278	$97,289
Total gains/ (losses) (realized and unrealized) (1)	(3,043)	5,354
Purchases, sales, settlements, and issuances	(27,422)	(4,990)
Net transfers in and/or (out) of Level 3	(14,436)	—

Balance, March 31, 2007	$160,377	$97,653

Change in unrealized gains/ (losses) relating to instruments still held at March 31, 2007 (1)	$(3,620)	5,354

(1)	Realized and unrealized gains/ (losses) are reported in principal transactions in the Consolidated Statements of Earnings.
Note 5. Short-Term Borrowings
Bank loans represent short-term borrowings that are payable on demand and generally bear interest at a spread over the federal funds rate. We had no outstanding secured bank loans as of March 31, 2008 and December 31, 2007. Unsecured bank loans are typically overnight loans used to finance securities owned or clearing related balances. We had $17.1 million and $280.4 of outstanding unsecured bank loans as of March 31, 2008 and December 31, 2007, respectively. Average daily bank loans for the quarter ended March 31, 2008 and the year ended December 31, 2007 were $189.8 million and $267.1 million, respectively.
Note 6. Long-Term Debt
The following summarizes long-term debt outstanding at March 31, 2008 and December 31, 2007 (in thousands of dollars):

	March 31, 2008	December 31, 2007

7.75% Senior Notes, due 2012, net of unamortized discount of $4,206 (2008)	$328,872	328,594
5.875% Senior Notes, due 2014, net of unamortized discount of $1,542 (2008)	248,458	248,402
5.5% Senior Notes, due 2016, net of unamortized discount of $1,453 (2008)	348,547	348,501
6.45% Senior Debentures, due 2027, net of unamortized discount of $3,738 (2008)	346,262	346,236
6.25% Senior Debentures, due 2036, net of unamortized discount of $7,641 (2008)	492,359	492,334

	$1,764,498	$1,764,067

We previously entered into a fair value hedge with no ineffectiveness using interest rate swaps in order to convert $200 million aggregate principal amount of unsecured 7.75% senior notes due March 15, 2012 into floating rates based upon LIBOR. During the third quarter of 2007, we terminated these interest rate swaps and received cash consideration less accrued interest of $8.5 million. The $8.5 million basis difference related to the fair value of the interest rate swaps at the time of the termination is being amortized as a reduction in interest expense of $1.9 million per year over the remaining life of the notes through March 2012.

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(Unaudited)
In June 2007, we sold in a registered public offering $600.0 million aggregate principal amount of our senior debt, consisting of $250.0 million of 5.875% senior notes due June 8, 2014 and $350.0 million of 6.45% senior debentures due June 8, 2027.
Note 7. Mandatorily Redeemable Convertible Preferred Stock
In February 2006, Massachusetts Mutual Life Insurance Company (“MassMutual”) purchased in a private placement $125.0 million of our Series A convertible preferred stock. Our Series A convertible preferred stock has a 3.25% annual, cumulative cash dividend and is currently convertible into 4,093,500 shares of our common stock at an effective conversion price of approximately $30.54 per share. The preferred stock is callable beginning in 2016 and will mature in 2036. As of March 31, 2008, 10,000,000 shares of preferred stock were authorized and 125,000 shares of preferred stock were issued and outstanding. The dividend is recorded as a component of interest expense as the Series A convertible preferred stock is treated as debt for accounting purposes. The dividend is not deductible for tax purposes because the Series A convertible preferred stock is considered “equity” for tax purposes.
Note 8. Income Taxes
We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. As a result of adoption, we recognized a $0.4 million increase to reserves for uncertain tax positions. This increase was accounted for as an adjustment to the beginning balance of retained earnings on the Consolidated Statement of Financial Condition. As of March 31, 2008 and December 31, 2007, we had approximately $12.5 million and $8.8 million, respectively, of total gross unrecognized tax benefits. The total amount of unrecognized benefits that, if recognized, would favorably affect the effective tax rate in future periods was $8.1 million and $5.7 million (net of federal benefit of state issues) at March 31, 2008 and December 31, 2007, respectively.
We are subject to U.S. federal income tax as well as income tax in multiple state and foreign jurisdictions. We have concluded all U.S federal income tax matters for the years through 2000. Substantially all material state and local, and foreign income tax matters have been concluded for the years through 2000. New York State and New York City income tax returns for the years 2001 through 2004 and 2000 through 2002, respectively, are currently under examination. The final outcome of these examinations is not yet determinable. However, management anticipates that adjustments to the unrecognized tax benefits, if any, will not result in a material change to the results of operations or financial condition.
We recognize interest accrued related to unrecognized tax benefits in interest expense. Penalties, if any, are recognized in other expenses. As of March 31, 2008 and December 31, 2007, we had accrued interest and penalties related to unrecognized tax benefits of approximately $2.2 million and $1.4 million, respectively.
Note 9. Benefit Plans
The following summarizes the net periodic pension cost for the three-month periods ended March 31, 2008 and 2007 (in thousands of dollars):

	Three Months Ended
	Mar. 31,	Mar. 31,
	2008	2007
Net pension cost included the following components:
Service cost (1)	$69	$69
Interest cost on projected benefit obligation	595	590
Expected return on plan assets	(731)	(628)
Amortization of net loss	—	141

Net periodic pension (income)/ cost	$(67)	$172

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(Unaudited)

(1)	Service costs relates to administrative expenses incurred during the three month periods.
We did not contribute to our pension plan during the quarter ended March 31, 2008 and do not anticipate any contributions during 2008. Effective December 31, 2005, benefits under the pension plan have been frozen. There are no incremental benefit accruals for service after December 31, 2005.
Note 10. Minority Interest
Under FASB 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“FASB 150”), certain minority interests in consolidated entities may meet the definition of a mandatorily redeemable financial instrument and thus require reclassification as liabilities and remeasurement at the estimated amount of cash that would be due and payable to settle such minority interests under the applicable entity’s organization agreement, assuming an orderly liquidation of the entity, net of estimated liquidation costs. Our consolidated financial statements include certain minority interests that meet the definition of mandatorily redeemable financial instruments. These mandatorily redeemable minority interests represent interests held by third parties in Jefferies High Yield Holdings, LLC (“JHYH”). The mandatorily redeemable minority interests are entitled to a pro rata share of the profits and losses of JHYH, as set forth in JHYH’s organization agreements, and are scheduled to terminate in 2013, with an option to extend up to three additional one-year periods. The carrying amount of these mandatorily redeemable minority interests are approximately $564.3 million at March 31, 2008, which represents the initial capital and the pro rata share of the profits and losses of JHYH assigned to the holder of the mandatorily redeemable minority interests. A certain portion of these mandatorily redeemable minority interests represents investments from Jefferies Special Opportunities Partners (“JSOP”) and Jefferies Employees Special Opportunities Partners (“JESOP”), and are eliminated in consolidation. The carrying amount of these mandatorily redeemable minority interests eliminated in consolidation is approximately $235.3 million at March 31, 2008, resulting in minority interest related to JHYH on a consolidated basis of approximately $329.0 million at March 31, 2008.
Minority interest also includes the minority equity holders’ proportionate share of the equity of JSOP and JESOP. At March 31, 2008, minority interest related to JSOP and JESOP was approximately $199.5 million and $25.7 million, respectively.
At March 31, 2008, we had other minority interests of approximately $11.1 million primarily related to our consolidated asset management entities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
Note 11. Earnings Per Share
The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the three-month periods ended March 31, 2008 and 2007 (in thousands, except per share amounts):

	Three Months Ended
	March 31,	March 31,
	2008	2007
Net (loss)/ earnings	$(60,537)	$62,259
Add: Convertible preferred stock dividends	—	1,016

Net (loss)/ earnings for diluted earnings per share	$(60,537)	$63,275

Shares:
Average shares used in basic computation	141,784	140,897
Unvested restricted stock / restricted stock units	—	6,457
Stock options	—	647
Mandatorily redeemable convertible preferred stock	—	4,057

Average shares used in diluted computation	141,784	152,058

(Loss)/ earnings per share:
Basic	$(0.43)	$0.44
Diluted	$(0.43)	$0.42
As a result of the net loss that was recorded in the first quarter of 2008, our diluted share count for the first quarter does not assume the dilutive effects of unvested restricted stock and restricted stock units, the exercise of stock options or the conversion of our mandatorily redeemable convertible preferred stock as this would result in an antidilutive per-share amount. Therefore, our diluted shares equal our basic shares for the first quarter of 2008.
Note 12. Derivative Financial Instruments
Off-Balance Sheet Risk
We have contractual commitments arising in the ordinary course of business for securities loaned or purchased under agreements to sell, financial instruments sold but not yet purchased, repurchase agreements, future purchases and sales of foreign currencies, securities transactions on a when-issued basis, options contracts, futures index contracts, commodities futures contracts and underwriting. Each of these financial instruments and activities contains varying degrees of off-balance sheet risk whereby the fair values of the securities underlying the financial instruments may be in excess of, or less than, the contract amount. The settlement of these transactions is not expected to have a material effect upon our Consolidated Financial Statements.
Derivative Financial Instruments
Our derivative activities are recorded at fair value in the Consolidated Statements of Financial Condition, with realized and unrealized gains and losses recognized in principal transactions in the Consolidated Statements of Earnings on a trade date basis and as a component of cash flows from operating activities in the Consolidated Statements of Cash Flows. Acting in a trading capacity, we may enter into derivative transactions to satisfy the needs of our clients and to manage our own exposure to market and credit risks resulting from our trading activities.
Derivatives are subject to various risks similar to other financial instruments, including market, credit and operational risk. In addition, we may be exposed to legal risks related to derivative activities. The risks of derivatives should not be viewed in isolation, but rather should be considered on an aggregate basis along with our other trading-related

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activities. We manage the risks associated with derivatives on an aggregate basis along with the risks associated with proprietary trading as part of our firmwide risk management policies.
A significant portion of our derivative activities are performed by Jefferies Financial Products, LLC (“JFP”). JFP, a wholly-owned subsidiary of ours, was formed as a limited liability company in November 2003. JFP is a market maker in commodity index products and a trader in commodities futures and options. JFP offers customers exposure to over-the-counter commodity indices and other commodity baskets in the form of fixed-for-floating swaps (“swaps”) and options, where the return is based on a specific commodity or basket of commodities (e.g., Jefferies Commodity Performance Index (“JCPI”)). The primary end users in this market are highly rated institutional investors, such as pension funds, mutual funds, foundations, endowments, and insurance companies. These investors generally seek exposure to commodities in order to diversify their existing stock and bond portfolios. Generally, JFP will enter into swaps whereby JFP receives a stream of fixed cash flows against paying the return of a given commodity or index plus a spread or fee (“fee”). The fee is meant to compensate JFP for the costs of replicating the commodity or index exposure in the underlying exchange traded futures markets. The floating return can be either the total return on the index (inclusive of implied collateral yield) or the excess return. JFP also enters into swap, forward and option transactions on foreign exchange, individual commodities and commodity indices. Generally, the swap and option contract tenors range from 1 month to 2 years, and in some transactions both parties may settle the changes in the mark-to-market value of the transaction on a monthly basis. Where appropriate, JFP utilizes various credit enhancements, including guarantees, collateral and margin agreements to mitigate the credit exposure relating to these swaps and options. JFP establishes credit limits based on, among other things, the creditworthiness of the counterparties, the transaction’s size and tenor, and estimated potential exposure.
In July 2004, JFP entered into a credit intermediation facility with an AA-rated European bank (the “Bank”). This facility allows JFP customers that require a counterparty with a high credit rating for commodity index transactions to transact with the Bank. The Bank simultaneously enters into a back-to-back transaction with JFP and receives a fee from JFP for providing credit support. Subject to the terms of the agreement between JFP and the Bank, JFP is generally responsible to the Bank for the performance of JFP’s customers. We guarantee the performance of JFP to the Bank under the credit intermediation facility. JFP also provides commodity index pricing to the Bank’s customers and JFP earns revenue from the Bank’s hedging of its customer transactions with JFP.
The following table presents the fair value of derivatives at March 31, 2008 and December 31, 2007. The fair value of assets/liabilities related to derivative contracts at March 31, 2008 and December 31, 2007 represent our receivable/payable for derivative financial instruments, gross of related collateral received and pledged:

	March 31, 2008		December 31, 2007
(in thousands)	Assets	Liabilities	Assets	Liabilities
Derivative instruments included in financial instruments owned and financial instruments sold, not yet purchased:
Exchange traded futures	$56	$260,266	$162,723	$4,712
Swaps (1)	73,467	182,007	2,424	417,020
Option contracts (1)	224,973	337,164	355,119	404,525
Forward contracts	1,989	499	3,348	3,254

Total	$300,485	$779,936	$523,614	$829,511

(1)	Option and swap contracts in the table above are gross of collateral received and/ or collateral pledged. Option and swap contracts are recorded net of collateral received and/ or collateral pledged on the Consolidated Statement of Financial Condition. At March 31, 2008, collateral received and collateral pledged were $16.7 million and $338.9 million, respectively. At December 31, 2007, collateral received and collateral pledged were $22.1 million and $497.7 million, respectively

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
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The following tables set forth the remaining contract maturity of the fair value of OTC derivative assets and liabilities as of March 31, 2008 (in thousands):

	OTC derivative assets
	0 - 12 Months	1 - 5 Years	5 - 10 Years	Cross-Maturity Netting	Total
Commodity swaps	$50,408	$—	$—	$—	$50,408
Commodity options	6,411	21,513	—	(533)	27,391
Equity options	—	—	—	—	—
Credit default swaps	—	1,631	—	—	1,631
Total return swaps	5,738	15,690	—	—	21,428
Forward contracts	1,439	1,785	—	(1,235)	1,989

Total	$63,996	$40,619	$—	$(1,768)	$102,847

	OTC derivative liabilities
	0 - 12 Months	1 - 5 Years	5 - 10 Years	Cross-Maturity Netting	Total
Commodity swaps	$179,746	$1,515	$—	$—	$181,261
Commodity options	51,934	106,671	—	(533)	158,072
Equity options	7,646	—	22,022	—	29,668
Credit default swaps	193	184	—	—	377
Total return swaps	—	369	—	—	369
Forward contracts	1,734	—	—	(1,235)	499

Total	$241,253	$108,739	$22,022	$(1,768)	$370,246

At March 31, 2008, the counterparty credit quality with respect to the fair value of our OTC derivatives assets was as follows (in thousands):

	Total pre-credit
	enhancement	Credit enhancement	Total post- credit
	nettting	netting (1)	enhancement netting
Counterparty credit quality:
A or higher	$208,973	(122,993)	85,980
B to BBB	369	—	369
Lower than B	—	—	—
Unrated	16,498	—	16,498

Total	$225,840	(122,993)	102,847

(1)	Credit enhancement netting relates to the JFP credit intermediation facility with a AA-rated European bank.
We previously entered into a fair value hedge with no ineffectiveness using interest rate swaps in order to convert $200 million aggregate principal amount of unsecured 7 3/4% senior notes due March 15, 2012 into floating rates based upon LIBOR. During the third quarter of 2007 we terminated these interest rate swaps and received cash consideration less accrued interest of $8.5 million. The $8.5 million basis difference related to the fair value of the interest rate swaps at the time of the termination is being amortized as a reduction in interest expense of approximately $1.9 million per year over the remaining life of the notes through March 2012.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
Note 13. Other Comprehensive Gain (Loss), Net Of Tax
The following summarizes accumulated other comprehensive gain (loss) at March 31, 2008 and other comprehensive income (loss) for the three months then ended (in thousands of dollars):

		Minimum	Accumulated
	Currency	Pension	Other
	Translation	Liability	Comprehensive
	Adjustments	Adjustment	Gain
Beginning at December 31, 2007	$10,986	$(1,827)	$9,159
Change in first quarter of 2008	2,250	—	2,250

Ending at March 31, 2008	$13,236	$(1,827)	$11,409

The following summarizes accumulated other comprehensive gain (loss) at March 31, 2007 and other comprehensive income (loss) for the three months then ended (in thousands of dollars):

		Minimum	Accumulated
	Currency	Pension	Other
	Translation	Liability	Comprehensive
	Adjustments	Adjustment	(Loss) Gain
Beginning at December 31, 2006	$9,764	$(2,910)	$6,854
Change in first quarter of 2007	3,666	—	3,666

Ending at March 31, 2007	$13,430	$(2,910)	$10,520

Comprehensive (loss)/ income for the three months ended March 31, 2008 and 2007 was as follows (in thousands of dollars):

	March 31,	March 31,
	2008	2007
Net (loss)/ earnings	$(60,537)	$62,259
Other comprehensive income	2,250	3,666

Comprehensive (loss)/ income	$(58,287)	$65,925

Note 14. Net Capital Requirements
As registered broker-dealers, Jefferies, Jefferies Execution and Jefferies High Yield Trading are subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. Jefferies, Jefferies Execution and Jefferies High Yield Trading have elected to use the alternative method permitted by the Rule.
As of March 31, 2008, Jefferies, Jefferies Execution and Jefferies High Yield Trading’s net capital and excess net capital were as follows (in thousands of dollars):

	Net Capital	Excess Net Capital
Jefferies	$638,503	$613,395
Jefferies Execution	$32,735	$32,485
Jefferies High Yield Trading	$572,662	$572,412

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Note 15. Commitments, Contingencies and Guarantees
     The following table summarizes other commitments and guarantees at March 31, 2008:

		Maturity Date
				2010	2012	2014
	Notional / Maximum			and	and	and
	Payout	2008	2009	2011	2013	Later
	(Dollars in Millions)
Standby letters of credit	$288.5	$288.1	$0.4	—	—	—
Bank credit	$61.0	$20.0	—	—	$36.0	$5.0
Equity commitments	$481.9	—	$0.1	$1.0	$1.9	$478.9
High yield loan commitment	$6.6	—	—	$6.6	—	—
Derivative contracts	$1,062.4	$868.7	$176.2	$2.5	$15.0	—
Standby Letters of Credit. In the normal course of business, we had letters of credit outstanding aggregating $288.5 million at March 31, 2008, mostly to satisfy various collateral requirements in lieu of depositing cash or securities. These letters of credit have a minimal carrying amount. As of March 31, 2008, there were no draw downs on these letters of credit.
Bank Credit. As of March 31, 2008, we had outstanding guarantees of $56.0 million relating to bank credit obligations ($33.2 million of which is undrawn) of associated investment vehicles in which we have an interest. Also, we have provided a guarantee to a third-party bank in connection with the bank’s extension of 500 million Japanese yen (approximately $5.0 million) to Jefferies (Japan) Limited.
Equity Commitments. On October 7, 2004, we entered into an agreement with Babson Capital and MassMutual to form Jefferies Finance LLC, a joint venture entity created for the purpose of offering senior loans to middle market and growth companies. In February 2006, we and MassMutual reached an agreement to double our equity commitments to Jefferies Finance LLC. With an incremental $125 million from each partner, the total committed equity capitalization of Jefferies Finance LLC is $500 million as of March 31, 2008. Loans are originated primarily through the investment banking efforts of Jefferies & Company, Inc. with Babson Capital providing primary credit analytics and portfolio management services. As of March 31, 2008, we have funded $55.0 million of our aggregate $250.0 million commitment leaving $195.0 million unfunded.
As of March 31, 2008, we have an aggregate commitment to invest in Jefferies Capital Partners IV L.P. and its related parallel fund of approximately $23.8 million, a private equity fund managed by a team led by Brian P. Friedman (one of our directors and Chairman, Executive Committee), and James L. Luikart.
We have an aggregate commitment to fund JHYH of $600.0 million and have funded approximately $350.0 million as of March 31, 2008, leaving $250.0 million unfunded.
As of March 31, 2008, we had other equity commitments to invest up to $13.1 million in various other investments.

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Derivative Contracts. In accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), we disclose certain derivative contracts meeting the FIN 45 definition of a guarantee. Such derivative contracts include credit default swaps (whereby a default or significant change in the credit quality of the underlying financial instrument may obligate us to make a payment) and written equity put options. At March 31, 2008, the maximum payout value of derivative contracts deemed to meet the FIN 45 definition of a guarantee was approximately $1,062.4 million. For purposes of determining maximum payout, notional values are used; however, we believe the fair value of these contracts is a more relevant measure of these obligations because we believe the notional amounts overstate our expected payout. At March 31, 2008, the fair value of such derivative contracts approximated $93.9 million. In addition, the derivative contracts deemed to meet the FIN 45 definition of a guarantee are before consideration of hedging transactions. We substantially mitigate our risk on these contracts through hedges, such as other derivative contracts and/or cash instruments. We manage risk associated with derivative contracts meeting the FIN 45 definition of a guarantee consistent with our risk management policies.
High Yield Loan Commitments. From time to time we make commitments to extend credit to investment-banking clients in loan syndication and acquisition-finance transactions. These commitments and any related drawdowns of these facilities typically have fixed maturity dates and are contingent on certain representations, warranties and contractual conditions applicable to the borrower. We define high yield (non-investment grade) as debt securities or loan commitments to companies rated BB+ or lower or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or loans that, in management’s opinion, are non-investment grade. As of March 31, 2008 we had $6.6 million of high yield loan commitments outstanding.
Jefferies Financial Products, LLC. In July 2004, JFP entered into a credit intermediation facility with an “AA”-rated European bank (the “Bank”). This facility allows JFP customers that require a counterparty with a high credit rating for commodity index transactions to transact with the Bank. The Bank simultaneously enters into a back-to-back transaction with JFP and receives a fee from JFP for providing credit support. Subject to the terms of the agreement between JFP and the Bank, JFP is responsible to the Bank for the performance of JFP’s customers. We guarantee the performance of JFP to the Bank under the credit intermediation facility. JFP will also provide commodity index pricing to the Bank’s customers and JFP will earn revenue from the Bank’s hedging of its customer transactions with JFP. Also, we guarantee the performance of JFP to its trading counterparties and various banks and other entities, which provide clearing and credit services to JFP.
Other Guarantees. In the normal course of business we provide guarantees to securities clearinghouses and exchanges. These guarantees generally are required under the standard membership agreements, such that members are required to guarantee the performance of other members. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral. Our obligations under such guarantees could exceed the collateral amounts posted; however, the potential for us to be required to make payments under such guarantees is deemed remote. Also, we have guaranteed obligations of Jefferies International Limited (“JIL”) to various banks which provide clearing and credit services to JIL and to counterparties of JIL.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
Note 16. Segment Reporting
Beginning in the second quarter of 2007, our international convertible bond funds are included within the results of the Asset Management segment. Previously, operations from our international convertible bond funds were included in the Capital Markets segment. Prior period disclosures have been adjusted to conform to the current quarter’s presentation. The above change was made in order to reflect the manner in which these segments are currently managed.
The Capital Markets reportable segment includes our traditional securities brokerage, including the results of our recently reorganized high yield secondary market trading activities and investment banking activities. The Capital Markets reportable segment is managed as a single operating segment that provides the sales, trading and origination effort for various fixed income, equity and advisory products and services. The Capital Markets segment comprises a number of interrelated divisions. In addition, we choose to voluntarily disclose the Asset Management segment even though it is currently an “immaterial non-reportable” segment as defined by FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information.
Our reportable business segment information is prepared using the following methodologies:
•	Net revenues and expenses directly associated with each reportable business segment are included in determining earnings before taxes.

•	Net revenues and expenses not directly associated with specific reportable business segments are allocated based on the most relevant measures applicable, including each reportable business segment’s net revenues, headcount and other factors.

•	Reportable business segment assets include an allocation of indirect corporate assets that have been fully allocated to our reportable business segments, generally based on each reportable business segment’s capital utilization.

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Our net revenues, expenses, income before income taxes and total assets by segment are summarized below (amounts in millions):

	Capital	Asset
	Markets	Management	Total

Three months ended March 31, 2008
Net revenues	$211.2	$(10.0)	$201.2
Expenses	340.2	14.3	354.5

Earnings before income taxes and minority interest	$(129.0)	$(24.3)	$(153.3)

Segment assets	$23,434.1	$236.9	$23,671.0

Three months ended March 31, 2007
Net revenues	$401.3	$17.5	$418.8
Expenses	304.2	11.1	315.3

Earnings before income taxes and minority interest	$97.1	$6.4	$103.5

Segment assets	$25,497.9	$197.6	$25,695.5

Net Revenues by Geographic Region
Net revenues are recorded in the geographic region in which the senior coverage banker is located in the case of investment banking, or where the position was risk-managed within Capital Markets or the location of the investment advisor in the case of Asset Management. In addition, certain revenues associated with U.S. financial instruments and services that result from relationships with non-U.S. clients have been classified as non-U.S. revenues using an allocation consistent with our internal reporting. The following table presents net revenues by geographic region for the three months ended March 31, 2008 and 2007 (amounts in thousands):

	Three months ended:
	March 31,	March 31,
	2008	2007

Americas (1)	$159,251	$372,340
Europe	37,580	44,139
Asia (including Middle East)	4,365	2,330

Net Revenues	$201,196	$418,809

(1)	Substantially all relates to U.S. results.
Note 17. Goodwill
We acquired LongAcre Partners Limited in May 2007. The LongAcre Partners Limited acquisition contained a five-year contingency for additional consideration to the selling owners, based on future revenues.
We acquired Putnam Lovell Investment banking business (“Putnam”) in July 2007. The purchase price of the Putnam acquisition was $14.7 million in cash and the acquisition did not contain any contingencies related to additional consideration.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
The following is a summary of goodwill activity for the period ended March 31, 2008 (in thousands of dollars):

Three Months Ended
March 31, 2008
Balance, at December 31, 2007	$344,063
Less: Purchase price adjustment	(169)

Balance, at March 31, 2008	$343,894

The acquisitions of LongAcre Partners Limited, Helix Associates, and Randall & Dewey all contained a five-year contingency for additional consideration to the selling owners, based on future revenues. This additional consideration is paid in cash annually. There is no contractual dollar limit to the potential of additional consideration. During the quarter ended June 30, 2007, the Broadview International LLC contingency for additional consideration was modified and all remaining contingencies have been accrued for as of June 30, 2007. The Quarterdeck Investment Partners, LLC contingency expired on December 31, 2007. During the three month period ended March 31, 2008, we paid approximately $30.3 million in cash related to contingent consideration that had been earned during the current year or prior periods.
None of the acquisitions listed above were considered material based on the small percentage each represents of our total assets, equity, revenues and net earnings.
Note 18. Quarterly Dividends
The only restrictions on our present ability to pay dividends on our common stock are the dividend preference terms of our Series A convertible preferred stock and the governing provisions of the Delaware General Corporation Law.
Dividends per Common Share (declared and paid):

1st Quarter
2008	$0.125
2007	$0.125
Note 19. Variable Interest Entities (“VIEs”)
Jefferies High Yield Holdings
Under the provisions of FIN 46(R) we determined that Jefferies High Yield Holdings and Jefferies Employees Special Opportunities Partners meet the definition of a VIE. We are the primary beneficiary of JHYH, and we and our employees (related parties) are the primary beneficiaries of JESOP. Therefore, we consolidate both JHYH and JESOP. (See footnote 20 for additional discussion of the activities of JHYH and JESOP.)
Managed CLOs
We also own significant variable interests in various managed CLOs for which we are not the primary beneficiary, and therefore, do not consolidate these entities. In aggregate, these variable interest entities have assets approximating $1.3 billion as of March 31, 2008. Our exposure to loss is limited to our capital contributions. The carrying value of our aggregate investment in these variable interest entities is $13.9 million at March 31, 2008 and is included in Investments in Managed Funds on our Consolidated Statements of Financial Condition.
Third Party Managed CLO

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)
We have a significant variable interest in Babson Loan Opportunity CLO, Ltd., a third party managed CLO, for which we are not the primary beneficiary and therefore do not consolidate this entity. This variable interest entity has assets of approximately $576.3 million as of March 31, 2008, consisting primarily of senior secured loans, unsecured loans and high yield bonds. The fair value of our interest in this variable interest entity is $26.7 million ($17.8 million direct interest and $8.9 million indirect interest via Jefferies Finance) at March 31, 2008, in the form of debt securities. The investment in this entity is accounted for at fair value.
Note 20. High Yield Secondary Market Trading
In January 2000, we created three broker-dealer entities that employed a trading and investment strategy substantially similar to that historically employed by our High Yield division. Two of these entities, the Jefferies Partners Opportunity Fund and the Jefferies Partners Opportunity Fund II, were principally capitalized with equity contributions from institutional and high net worth investors. The third fund, Jefferies Employees Opportunity Fund (and collectively with the two Jefferies Partners Opportunity Funds, referred to as the “High Yield Funds”), was principally capitalized with equity investments from our employees and was therefore consolidated into our consolidated financial statements. The High Yield division and each of the funds shared gains or losses on trading and investment activities of the High Yield division on the basis of a pre-established sharing arrangement related to the amount of capital each had committed.
On April 2, 2007, we reorganized Jefferies High Yield Trading, LLC (“JHYT”) to conduct the secondary market trading activities previously performed by the High Yield division of Jefferies and the High Yield Funds. The activities of JHYT are overseen by our Chief Executive Officer and the same long-standing team previously responsible for these trading activities. JHYT is a registered broker-dealer engaged in the secondary sales and trading of high yield securities and special situation securities, including bank debt, post-reorganization equity, public and private equity, equity derivatives, credit default swaps and other financial instruments. JHYT makes markets in high yield and distressed securities and provides research coverage on these types of securities. JHYT is a wholly-owned subsidiary of Jefferies High Yield Holdings, LLC (“JHYH”).
We and Leucadia National Corporation (“Leucadia”) each have the right to nominate two of a total of four directors to JHYH’s board of directors and each respectively own 50% of the voting securities of JHYH. JHYH provides the opportunity for additional capital investments over time from third party investors through two funds managed by us, Jefferies Special Opportunities Fund (“JSOP”) and Jefferies Employees Special Opportunities Fund (“JESOP”). The term of the arrangement is for six years, with an option to extend. We and Leucadia expected to increase our respective investments in JHYH to $600 million each over time. As a result of agreements entered into with Leucadia in April 2008, any request to Leucadia for additional capital investment in JHYH requires the unanimous consent of our Board of Directors, including the consent of any Leucadia designees to our board. (See Note 22, Subsequent Events, herein for additional discussion of agreements entered into with Leucadia.)
Under the provisions of FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, we determined that JHYH meets the definition of a variable interest entity. We are the primary beneficiary of JHYH and consolidate JHYH.
Assets of JHYH were $1.2 billion as of March 31, 2008. JHYH’s net revenue and formula-determined non-interest expenses for the three month period ended March 31, 2008 amounted to $(44.9) million and $11.9 million, respectively. These formula-determined non-interest expenses do not necessarily reflect the actual expenses of operating JHYH.

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(Unaudited)
Note 21. Stock Based Compensation
We sponsor the following non-share based employee incentive plans:
Employee Stock Ownership Plan. We have an Employee Stock Ownership Plan (“ESOP”) which was established in 1988. We had no contributions and no compensation cost related to the ESOP for the three-month period ended March 31, 2008 and 2007, respectively.
Profit Sharing Plan. We have a profit sharing plan, covering substantially all employees, which includes a salary reduction feature designed to qualify under Section 401(k) of the Internal Revenue Code. The compensation cost related to this plan was $4.9 million and $3.9 million, for the three-month period ended March 31, 2008 and 2007, respectively.
We sponsor the following share based employee incentive plans:
Incentive Compensation Plan. We have an Incentive Compensation Plan (“Incentive Plan”) which allows awards in the form of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, dividend equivalents or other stock-based awards. The plan imposes a limit on the number of shares of our common stock that may be subject to awards. An award relating to shares may be granted if the aggregate number of shares subject to then-outstanding awards plus the number of shares subject to the award being granted do not exceed 30% of the number of shares issued and outstanding immediately prior to the grant.
The Incentive Plan allows for grants of restricted stock awards, whereby employees are granted restricted shares of common stock subject to forfeiture until the requisite service has been provided. Grants of restricted stock are generally subject to annual ratable vesting over a five year period (i.e., 20% of the number of shares granted vests each year for a five year award) with provisions related to retirement eligibility. In addition, vested shares are subject to transferability restrictions that lapse at the end of the award term. With certain exceptions, the employee must remain with us for several years after the date of grant to receive the full number of shares granted. The Incentive Plan also allows for grants of restricted stock units. Restricted stock units give a participant the right to receive fully vested shares at the end of a specified deferral period. Restricted stock units are generally subject to forfeiture conditions similar to those of our restricted stock awards. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, allowing a participant to hold an interest tied to common stock on a tax deferred basis. Prior to settlement, restricted stock units carry no voting or dividend rights associated with the stock ownership, but dividend equivalents are paid or accrued.
Directors’ Plan. We also have a Directors’ Stock Compensation Plan (“Directors’ Plan”) which provides for an annual grant to each non-employee director of $100,000 of restricted stock or deferred shares (which are similar to restricted stock units). These grants are made automatically on the date directors are elected or reelected at our annual shareholders’ meeting. These grants vest three years after the date of grant and are expensed over the requisite service period.
Additionally, the Directors’ Plan permits each non-employee director to elect to be paid annual retainer fees, meeting fees and fees for service as chairman of a Board committee in the form of cash, deferred cash or deferred shares. If deferred cash is elected, interest is credited to such deferred cash at the prime interest rate in effect at the date of each annual meeting of stockholders. If deferred shares are elected, dividend equivalents equal to dividends declared and paid on our common stock are credited to a Director’s account and reinvested as additional deferred shares.
Employee Stock Purchase Plan. We also have an Employee Stock Purchase Plan (“ESPP”) which we consider non-compensatory effective January 1, 2007. All regular full-time employees and employees who work part-time over 20 hours per week are eligible for the ESPP. Annual employee contributions are limited to $21,250, are voluntary and are

JEFFERIES GROUP, INC. AND SUBSIDIARIES
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(Unaudited)
made via payroll deduction. The employee contributions are used to purchase our common stock. The stock price used is 95% of the closing price of our common stock on the last day of the applicable session (monthly).
Deferred Compensation Plan. We also have a Deferred Compensation Plan which was established in 2001. In 2008, 2007 and 2006, employees with annual compensation of $200,000 or more were eligible to defer compensation by investing it in our common stock (“DCP shares”), stock options (prior to 2004) or other alternatives on a pre-tax basis. The compensation deferred by our employees is expensed in the period earned. Our common stock can be invested in at a 10% discount through the Deferred Compensation Plan. We recognize additional compensation cost related to this discount. This compensation cost was $0.3 million and $0.2 million for the three-month periods ended March 31, 2008 and 2007, respectively. As of March 31, 2008, there were 4,827,000 DCP shares outstanding under the Plan.
FASB 123R
In accordance with FASB 123R, the fair value of share based awards is estimated on the date of grant based on the market price of our common stock less the impact of selling restrictions subsequent to vesting, if any, and is amortized as compensation expense on a straight-line basis over the related requisite service periods, which are generally five years. As of March 31, 2008, there was $448.0 million of total unrecognized compensation cost related to nonvested share based awards, which is expected to be recognized over a remaining weighted-average vesting period of approximately 3.7 years.
FASB 123R requires cash flows resulting from tax deductions in excess of the grant-date fair value of share based awards to be included in cash flows from financing activities. Accordingly, we reflected the excess tax benefit of $2.4 million and $30.9 million related to share based compensation in cash flows from financing activities for the three-month periods ended March 31, 2008 and 2007, respectively.
The total compensation cost of all share based awards, including awards under the Deferred Compensation Plan, was $43.3 million and $29.4 million for the three month periods ended March 31, 2008 and 2007, respectively.
We have historically and generally expect to issue new shares of common stock when satisfying our issuance obligations pursuant to share based awards, as opposed to reissuing common stock from treasury.

JEFFERIES GROUP, INC. AND SUBSIDIARIES
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Restricted Stock and Restricted Stock Units (“Share Based Awards”)
The following tables detail the activity of restricted stock and restricted stock units:

		Weighted
	Three Months Ended	Average Grant
	March 31, 2008	Date Fair Value
	(Shares in 000s)

Restricted stock
Balance, beginning of year	7,317	$25.34
Grants	7,689	$16.89
Forfeited	(135)	$26.08
Vested	(1,036)	$24.29

Balance, end of period	13,835	$20.72

			Weighted
	Three Months Ended		Average Grant
	March 31, 2008		Date Fair Value
	(Shares in 000s)
	Future	No Future	Future	No Future
	Service	Service	Service	Service
	Required	Required (2)	Required	Required
Restricted stock units
Balance, beginning of year	14,879	17,246	$21.18	$10.18
Grants, includes dividends	3,629	211 (1)	$14.64	$—	(1)
Deferral expiration	—	(643)	$—	$11.69
Forfeited	(167)	(10)	$20.55	$21.52
Vested	(1,037)	1,037	$20.99	$20.99

Balance, end of period	17,304	17,841	$19.83	$10.65

(1)	Represents dividend equivalents on restricted stock units declared during the three month period ending March 31, 2008.

(2)	Represents fully vested restricted stock units which are still subject to transferability restrictions.
The compensation cost associated with restricted stock and restricted stock units amounted to $43.0 million and $29.2 million for the three-month period ended March 31, 2008 and 2007, respectively. The average fair value of the vested awards during the first three months of 2008 was approximately $17.92 per share.
Stock Options
The fair value of all option grants are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for all fixed option grants in 2004: dividend yield of 0.9%; expected volatility of 32.6%; risk-free interest rates of 3.0%; and expected lives of 4.8 years. There were no option grants during 2008 or 2007. A summary of our stock option activity as of March 31, 2008 and changes during the three-month period then ended is presented below:

JEFFERIES GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
(Unaudited)

		Weighted-
Dollars and shares in thousands, except per share data		Average
	Options	Exercise Price
Outstanding, December 31, 2007	204	$9.87
Granted	—	—
Exercised	(23)	$5.11
Canceled	—	—

Outstanding, March 31, 2008	181	$10.49

The total intrinsic value of stock options exercised during the three months ended March 31, 2008 and 2007 was $0.3 million and $3.0 million, respectively. Cash received from the exercise of stock options during the three-months ended March 31, 2008 and 2007 totaled $0.1 million and $1.7 million, respectively, and the tax benefit realized from stock options exercised during the three-months ended March 31, 2008 and 2007 was $0.1 million and $1.2 million, respectively.
The table below provides additional information related to stock options outstanding at March 31, 2008:
Dollars and shares in thousands, except per share data

	Outstanding
	Net of Expected	Options
March 31, 2008	Forfeitures	Exercisable
Number of options	181	181
Weighted-average exercise price	$10.49	$10.49
Aggregate intrinsic value	$1,021	$1,021
Weighted-average remaining contractual term, in years	2.44	2.44
At March 31, 2008, the intrinsic value of vested options was approximately $1.0 million for which tax benefits expected to be recognized in equity upon exercise are approximately $0.4 million.
Note 22. Subsequent Events
On April 21, 2008, we issued 26,585,310 shares of common stock and made a cash payment to Leucadia National Corporation (“Leucadia”) of approximately $100 million. In exchange, we received from Leucadia 10,000,000 common shares of Leucadia. As a result of this transaction, stockholders’ equity was increased by approximately $434 million and book value per share and tangible book value per share would have been increased from $13.03 to $13.58 and from $10.44 to $11.42, respectively, at March 31, 2008.
During April 2008, we terminated certain employees as part of evaluating our ongoing business strategy. Terminated employees are to receive cash severance and any unvested stock-based compensation awards were immediately vested pending an employee’s acceptance of the terms of the termination agreements. Accordingly, we will recognize compensation expense of approximately $15 million during the second quarter of 2008 due to these staff reductions.